NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com
ProAssurance Reports Results for Second Quarter 2021
BIRMINGHAM, AL – (BUSINESSWIRE) – August 5, 2021 – ProAssurance Corporation (NYSE: PRA) reports net income of $92.1 million, or $1.70 per diluted share, and operating income(1) of $26.6 million, or $0.49 per diluted share, for the three months ended June 30, 2021. We will timely file our quarterly report on Form 10-Q on or before August 9, 2021.
(1)Operating income is a Non-GAAP financial measure. See a reconciliation of net income to Non-GAAP operating income under the heading “Non-GAAP Financial Measures” that follows.
Highlights - Second Quarter 2021(2)
•Consolidated net income includes a $74.4 million gain on bargain purchase related to the acquisition of NORCAL, partially offset by $20.3 million of pre-tax transaction-related costs
◦Excluding the gain on bargain purchase, transaction-related costs, and the related tax effects, net income was $34.1 million, or $0.63 per diluted share
•Consolidated combined ratio, excluding transaction-related costs, of 99.9%
•Profitability in all segments, driven by:
◦Top line growth in all segments except the Lloyd’s Syndicates segment
◦$11.9 million in equity in earnings of unconsolidated subsidiaries in our Corporate segment
◦$4.3 million result from our Lloyd’s Syndicates segment
◦Strong rate gains and stabilizing retention in the Specialty Property & Casualty (“Specialty P&C”) segment
◦Steady profitability in the Workers’ Compensation Insurance segment
•28.1 point improvement in the consolidated current accident year net loss ratio
◦Includes improvements in the Specialty P&C and Lloyd’s Syndicates segments (48.3 and 27.5 points, respectively)
•$1.89 increase in book value per share from March 31, 2021 (includes $1.38 per share from the gain on bargain purchase)
(2) Comparisons to the second quarter of 2020, except book value per share
Management Commentary & Results of Operations
“Closing the NORCAL transaction was the beginning of a transformative event for ProAssurance,” said President and Chief Executive Officer Ned Rand. “We have made excellent early progress with our integration plan. While the operating environment remains uncertain, as we and others in our industry seek to better understand the long-term impacts of the pandemic and navigate the current loss environment in the healthcare professional liability (“HCPL”) marketplace, we are encouraged by these results and look forward to the remainder of 2021.”
Higher net income included a strong performance from our investments in various LPs and LLCs; improvement in the results of our Specialty P&C, Workers’ Compensation Insurance, and Lloyd’s Syndicates segments; and the introduction of NORCAL’s financial results into our consolidated reporting. Excluding transaction-related costs, our combined ratio was 99.9%.
Consolidated gross premiums written increased quarter-over-quarter due to top line growth in each of our underwriting segments with the exception of Lloyd’s, driven primarily by a 32.7% increase in our Specialty P&C segment. This increase reflects the acquisition of NORCAL and underlying premium growth in the ProAssurance legacy book as a result of our re-underwriting and rate strengthening efforts.
Our consolidated net loss ratio decreased 25.7 points from the year ago quarter driven by improvement in the current accident year net loss ratios for the Specialty P&C and Lloyd’s Syndicates segments (48.3 and 27.5 loss ratio points, respectively), offset slightly by increases in the Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance (“SPCR”) segments.
The consolidated expense ratio increased in the second quarter driven by transaction-related costs of $20.3 million associated with our acquisition of NORCAL. Excluding these one-time costs, our expense ratio was 23.8%. For reporting purposes, these costs are only included in our consolidated operating expenses and are not allocated to any one segment.
Our consolidated net investment result increased due to higher reported earnings from investments in LPs/LLCs. This increase was partially offset by a decrease in net investment income, reflective of lower yields on our corporate debt securities and short-term investments resulting from the current low interest rate environment.
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below. Our results for the three and six months ended June 30, 2021 include NORCAL's results since the date of acquisition (May 5, 2021).

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2021	2020	Change	2021	2020	Change
Revenues
Gross premiums written(1)	$208,509	$185,035	12.7%	$433,228	$447,476	(3.2%)
Net premiums written	$188,214	$159,745	17.8%	$390,484	$391,961	(0.4%)
Net premiums earned	$238,993	$207,293	15.3%	$426,351	$411,149	3.7%
Net investment income	17,417	18,124	(3.9%)	32,434	38,954	(16.7%)
Equity in earnings (loss) of unconsolidated subsidiaries	11,927	(25,355)	147.0%	18,715	(26,917)	169.5%
Net realized investment gains (losses)	10,833	19,985	(45.8%)	19,682	(8,688)	326.5%
Other income(1)	2,458	1,695	45.0%	4,462	3,945	13.1%
Total revenues(1)	281,628	221,742	27.0%	501,644	418,443	19.9%
Expenses
Net losses and loss adjustment expenses	181,852	210,999	(13.8%)	331,636	375,831	(11.8%)
Underwriting, policy acquisition and operating expenses(1)	77,188	58,692	31.5%	133,638	120,746	10.7%
SPC U.S. federal income tax expense	504	480	5.0%	860	702	22.5%
SPC dividend expense (income)	2,864	4,642	(38.3%)	4,606	4,134	11.4%
Interest expense	5,176	3,714	39.4%	8,389	7,844	6.9%
Total expenses(1)	267,584	278,527	(3.9%)	479,129	509,257	(5.9%)
Gain on bargain purchase	74,408	—	nm	74,408	—	nm
Income (loss) before income taxes	88,452	(56,785)	255.8%	96,923	(90,814)	206.7%
Income tax expense (benefit)	(3,598)	(38,686)	90.7%	(2,862)	(50,761)	94.4%
Net income (loss)	$92,050	$(18,099)	608.6%	$99,785	$(40,053)	349.1%
Non-GAAP operating income (loss)	$26,602	$(32,441)	182.0%	$28,688	$(33,587)	185.4%
Weighted average number of common shares outstanding
Basic	53,965	53,864		53,942	53,836
Diluted	54,048	53,886		54,023	53,886
Earnings (loss) per share
Net income (loss) per diluted share	$1.70	$(0.34)	$2.04	$1.85	$(0.74)	$2.59
Non-GAAP operating income (loss) per diluted share	$0.49	$(0.60)	$1.09	$0.53	$(0.62)	$1.15
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 15 of the Notes to Condensed Consolidated Financial Statements in our June 30, 2021 report on Form 10-Q for amounts by line item, which will be timely filed on or before August 9, 2021.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.

BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	June 30, 2021	December 31, 2020
Total investments	$4,871,850	$3,389,345
Total assets	$6,358,187	$4,654,803
Total liabilities	$4,934,147	$3,305,593
Common shares (par value $0.01)	$633	$632
Retained earnings	$1,395,549	$1,301,163
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,424,040	$1,349,210
Book value per share	$26.38	$25.04
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CONSOLIDATED KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Current accident year net loss ratio	81.9%	110.0%	82.2%	97.0%
Effect of prior accident years’ reserve development	(5.8%)	(8.2%)	(4.4%)	(5.6%)
Net loss ratio	76.1%	101.8%	77.8%	91.4%
Underwriting expense ratio	32.3%	28.3%	31.3%	29.4%
Combined ratio	108.4%	130.1%	109.1%	120.8%
Operating ratio	101.1%	121.4%	101.5%	111.3%
Return on equity(1)	9.0%	(5.0%)	5.0%	(5.4%)

Combined ratio, excluding transaction-related costs(2)	99.9%	130.1%	104.2%	120.8%
(1) Annualized. The $74.4 million gain on bargain purchase recognized during the second quarter of 2021 was excluded in our calculation of ROE for the three and six months ended June 30, 2021 consistent with our treatment of gains on bargain purchases from previous acquisitions. Further, transaction-related costs associated with our acquisition of NORCAL were not annualized in our calculation of ROE for the three and six months ended June 30, 2021 as these costs are considered non-recurring in nature.

(2) Our consolidated underwriting expense ratio for the 2021 three- and six-month periods includes $20.3 million and $21.2 million, respectively, of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$142,035	$107,065	32.7%	$280,323	$262,445	6.8%
Net premiums written	$127,434	$92,682	37.5%	$248,747	$223,937	11.1%
Net premiums earned	$168,635	$127,096	32.7%	$284,249	$247,456	14.9%
Other income	1,471	1,092	34.7%	1,939	2,788	(30.5%)
Total revenues	170,106	128,188	32.7%	286,188	250,244	14.4%
Net losses and loss adjustment expenses	(140,214)	(159,559)	(12.1%)	(241,400)	(270,491)	(10.8%)
Underwriting, policy acquisition and operating expenses	(28,877)	(25,234)	14.4%	(55,223)	(54,818)	0.7%
Total expenses	(169,091)	(184,793)	(8.5%)	(296,623)	(325,309)	(8.8%)
Segment results	$1,015	$(56,605)	101.8%	$(10,435)	$(75,065)	86.1%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Current accident year net loss ratio	89.4%	137.7%	89.6%	116.5%
Effect of prior accident years’ reserve development	(6.3%)	(12.2%)	(4.7%)	(7.2%)
Net loss ratio	83.1%	125.5%	84.9%	109.3%
Underwriting expense ratio	17.1%	19.9%	19.4%	22.2%
Combined ratio	100.2%	145.4%	104.3%	131.5%
Results in our Specialty P&C segment include the pre-tax underwriting results of NORCAL since the date of acquisition, as well as certain purchase accounting adjustments.
We are encouraged by the material year-over-year improvement in the Specialty P&C segment result, delivering a $1.0 million gain as compared to a $56.6 million loss in the second quarter of 2020. Improvement was driven by the effect of material adverse items recorded in the second quarter of 2020, and the operational changes and structural reorganization implemented since 2019. We are pleased to welcome our new team members at NORCAL to the organization, and early integration efforts continue to proceed as planned.
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The year-over-year increase in gross premiums written was driven primarily by the addition of NORCAL’s premium written since the date of acquisition (approximately $22.4 million in the second quarter of 2021, the majority of which is Standard Physicians business). In addition, premium writings in our legacy Specialty P&C business grew by 6.9%.
Contributing to the segment’s top line growth were renewal pricing increases of 10% during the quarter. This result reflects price increases of 11% in Standard Physicians and 10% in Specialty Healthcare. We continue to achieve material improvements in product structure and terms and conditions in Specialty. Meanwhile, premium retention for Standard Physicians increased to 88%, driving a segment retention rate of 86% for the second quarter. Retention in our Specialty, Small Business Unit, and Medical Technology Liability businesses was improved or unchanged from the prior-year period, at 72%, 91%, and 89% respectively.
New business writings were $7.2 million in the second quarter, compared to $4.6 million in the year-ago period. The increase is primarily attributable to new business in our Specialty business, which increased to $3.7 million from $1.1 million in the comparable period of 2020, and our Standard Physicians business, which increased to $1.0 million from $400,000. Both Standard and Specialty new business in the current period include contributions from NORCAL.
The 48.3 point improvement in the current accident year net loss ratio is primarily attributable to the effect of material adverse items recorded in the second quarter of 2020, and the continued benefits of our HCPL re-underwriting efforts. Further, the decrease also reflects a reduction of 1.5 points attributable to the effects of purchase accounting adjustments in the quarter related to the NORCAL transaction. Loss ratios associated with NORCAL business were higher than the average for our other books of business in this segment, which offset the decrease in the segment current accident year net loss ratio by 4.0 points.
The current accident year net loss ratio for the quarter does not reflect the claims frequency reduction observed in our HCPL business, some of which is likely associated with the pandemic, as we have remained cautious in recognizing these favorable frequency trends due to the long-tailed nature of HCPL claims, as well as the possibility of delays in reporting and uncertainty surrounding the length and severity of the pandemic. COVID-19 incident reports to-date have been almost exclusively related to our Senior Care business. We have not seen further development of claims from those previously reported.
We recognized net favorable prior accident year development of approximately $10.5 million for the second quarter, compared to $15.4 million in the same period of 2020. Favorable development in the quarter included $2.1 million related to the amortization of the purchase accounting fair value adjustment on NORCAL's assumed reserve, which is recorded as a reduction to prior accident year net losses and loss adjustment expenses. We did not recognize any development related to NORCAL's prior accident year reserves since the date of acquisition.
The lower expense ratio for the quarter reflects the impact of the NORCAL acquisition and related purchase accounting adjustments. While NORCAL contributed $48.5 million of earned premium in the period, it only added $2.5 million of expenses, which had the effect of decreasing our expense ratio by 4.9 points in the quarter, as NORCAL's previously capitalized deferred policy acquisition costs were written off on the date of acquisition rather than being expensed pro rata over the remaining term of the associated policies as DPAC amortization. Normalizing this amortization would have increased our expense ratio by an estimated 3.8 points.
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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$57,845	$57,208	1.1%	$130,173	$136,451	(4.6%)
Net premiums written	$40,784	$40,301	1.2%	$87,668	$90,613	(3.3%)

Net premiums earned	$40,626	$42,406	(4.2%)	$80,636	$86,921	(7.2%)
Other income	900	519	73.4%	1,293	1,276	1.3%
Total revenues	41,526	42,925	(3.3%)	81,929	88,197	(7.1%)

Net losses and loss adjustment expenses	(27,751)	(28,425)	(2.4%)	(53,958)	(58,192)	(7.3%)
Underwriting, policy acquisition and operating expenses	(12,712)	(13,456)	(5.5%)	(24,998)	(27,622)	(9.5%)
Total expenses	(40,463)	(41,881)	(3.4%)	(78,956)	(85,814)	(8.0%)
Segment results	$1,063	$1,044	1.8%	$2,973	$2,383	24.8%

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Current accident year net loss ratio	73.0%	70.6%	72.0%	70.4%
Effect of prior accident years’ reserve development	(4.7%)	(3.6%)	(5.1%)	(3.5%)
Net loss ratio	68.3%	67.0%	66.9%	66.9%
Underwriting expense ratio	31.3%	31.7%	31.0%	31.8%
Combined ratio	99.6%	98.7%	97.9%	98.7%
The Workers’ Compensation Insurance segment results were consistent year-over-year, reflecting an increase in the net loss ratio partially offset by a lower underwriting expense ratio.
Gross premiums written during the three months ended June 30, 2021 were higher as compared to the same period of 2020, primarily reflecting the change in retrospectively-rated policy adjustments and an increase in new business, partially offset by a decrease in audit premium. Traditional new business written was $300,000 higher in the second quarter, while renewal retention was 85%, compared to 87% in the same quarter of 2020. Renewal pricing decreases in our traditional business were 3% in the second quarter of 2021, compared to 4% in the same quarter of 2020. Retrospectively-rated policy adjustments lowered gross premiums written by $300,000 in 2021 compared to $1.5 million in 2020. Audit premium in our traditional business decreased $1.3 million, compared to the second quarter of 2020, reflecting the impact of COVID-19 on final audited insured payrolls.
The increase in the calendar year net loss ratio reflects an increase in the current accident year loss ratio, partially offset by higher prior year favorable reserve development. The increase in the current accident year loss ratio primarily reflects higher claim activity as workers return to full employment with the easing of pandemic-related restrictions in our operating territories, the continuation of intense price competition and the resulting renewal rate decreases, and the reduction in audit premium. The increase was partially offset by the impact of favorable trends in prior accident year claim results and their impact on our analysis of the current accident year loss estimate. Prior year favorable reserve development was $1.9 million in the second quarter, compared to $1.5 million in the same quarter of 2020.
The decrease in the underwriting expense ratio in the second quarter of 2021 primarily reflects $647,000 of expense reductions driven by the restructuring implemented in August 2020 and, for the 2021 year-to-date period, lower expenses related to travel as a result of the pandemic. The decrease is partially offset by the reduction in net premiums earned.
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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$16,060	$14,996	7.1%	$41,211	$42,135	(2.2%)
Net premiums written	$14,208	$13,245	7.3%	$36,396	$37,235	(2.3%)

Net premiums earned	$16,272	$16,748	(2.8%)	$32,156	$33,728	(4.7%)
Net investment income	206	305	(32.5%)	427	559	(23.6%)
Net realized gains (losses)	1,580	2,606	(39.4%)	2,568	(601)	527.3%
Other income	1	55	(98.2%)	2	191	(99.0%)
Net losses and loss adjustment expenses	(8,443)	(7,680)	9.9%	(17,867)	(17,032)	4.9%
Underwriting, policy acquisition and operating expenses	(5,293)	(5,360)	(1.3%)	(10,320)	(10,439)	(1.1%)
SPC U.S. federal income tax expense(1)	(504)	(480)	5.0%	(860)	(702)	22.5%
SPC net results	3,819	6,194	(38.3%)	6,106	5,704	7.0%
SPC dividend (expense) income (2)	(2,864)	(4,642)	(38.3%)	(4,606)	(4,134)	11.4%
Segment results (3)	$955	$1,552	(38.5%)	$1,500	$1,570	(4.5%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Current accident year net loss ratio	62.9%	57.0%	65.8%	61.4%
Effect of prior accident years’ reserve development	(11.0%)	(11.1%)	(10.2%)	(10.9%)
Net loss ratio	51.9%	45.9%	55.6%	50.5%
Underwriting expense ratio	32.5%	32.0%	32.1%	31.0%
Combined ratio	84.4%	77.9%	87.7%	81.5%
The Segregated Portfolio Cell Reinsurance segment result in the second quarter reflects lower net realized gains driven by the volatility in the global financial markets related to COVID-19 during the first half of 2020 and the sharp recovery in the segment’s equity security portfolio during the second quarter of 2020.
The increase in gross premiums written primarily reflects new business and an increase in payroll exposure on renewal business, partially offset by renewal rate decreases and a reduction in renewal retention.
New business written totaled approximately $700,000 in the second quarters of both 2021 and 2020. Renewal pricing decreases were 5% in both 2021 and 2020, while renewal retention was 83% for the second quarter, compared to 87% for the same quarter of 2020. We renewed 100% of the workers’ compensation and healthcare professional liability alternative market programs available for renewal during the second quarter.
The increase in the calendar year net loss ratio primarily reflects a higher current accident year net loss ratio, which reflects the continuation of intense price competition and the resulting renewal rate decreases and increased claim activity as workers return to full employment with the easing of pandemic-related restrictions in our operating territories. The increase was partially offset by the impact of favorable trends in prior accident year claim results and their impact on our analysis of the current accident year loss estimate. Prior year workers’ compensation favorable reserve development was $1.8 million in the second quarter, compared to $1.9 million in the same quarter of 2020.
The increase in the underwriting expense ratio primarily reflects the effect of an increase in policyholder dividends related to one program and a decrease in net premiums earned.
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LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Gross premiums written	$8,629	$20,717	(58.3%)	$22,732	$48,579	(53.2%)
Net premiums written	$5,788	$13,517	(57.2%)	$17,673	$40,176	(56.0%)

Net premiums earned	$13,460	$21,043	(36.0%)	$29,310	$43,044	(31.9%)
Net investment income	518	1,126	(54.0%)	1,246	2,285	(45.5%)
Net realized gains (losses)	89	529	(83.2%)	(26)	611	(104.3%)
Other income (loss)	361	40	802.5%	582	(192)	403.1%
Net losses and loss adjustment expenses	(5,444)	(15,335)	(64.5%)	(18,411)	(30,116)	(38.9%)
Underwriting, policy acquisition and operating expenses	(4,721)	(7,293)	(35.3%)	(11,311)	(16,434)	(31.2%)
Income tax benefit (expense)	—	—	nm	—	29	nm
Segment results	$4,263	$110	3,775.5%	$1,390	$(773)	279.8%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Current accident year net loss ratio	37.2%	64.7%	56.1%	66.8%
Effect of prior accident years’ reserve development	3.2%	8.2%	6.7%	3.2%
Net loss ratio	40.4%	72.9%	62.8%	70.0%
Underwriting expense ratio	35.1%	34.7%	38.6%	38.2%
Combined ratio	75.5%	107.6%	101.4%	108.2%

Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our participation in Lloyd's of London Syndicate 1729 and Syndicate 6131. We have viewed and continued to view our participation in Lloyd’s Syndicates 1729 and 6131 as an investment outside our core operations.
To support and grow our core insurance operations, we decreased our participation in Syndicate 1729 to 5% from 29% for the 2021 underwriting year. We also decreased our participation in Syndicate 6131 to 50% from 100% for the 2021 underwriting year. Due to the quarter lag, the change in participation in Syndicates 1729 and 6131 was not reflected in our results until the current quarter.
Our Lloyd's Syndicates segment also includes 100% of the results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements. During the second quarter of 2021, we received a return of $24.5 million of cash and cash equivalents generated from the liquidation of certain corporate debt securities in our FAL balance given the reduction in our participation in the results for the 2021 underwriting year, as previously discussed. This reduction in our FAL balance is anticipated to impact the segment’s net investment income in future periods.
Syndicate 1729’s maximum underwriting capacity for the 2021 underwriting year is approximately $256 million, of which approximately $13 million is our allocated underwriting capacity, reflecting our decreased participation rate. For the 2021 underwriting year, the maximum underwriting capacity of Syndicate 6131 is approximately $28 million, of which $14 million is our allocated underwriting capacity, reflecting our decreased participation rate. The stated underwriting capacities for both Syndicates are calculated based upon currency exchange rates as of June 30, 2021.
The decrease in gross premiums written and net premiums earned in the second quarter primarily reflects our reduced participation in Syndicates 1729 and 6131 for the 2021 underwriting year. The decrease was partially offset by volume increases on renewal business and renewal pricing increases as well as new business written.
The decrease in the current accident year net loss ratio for the quarter was primarily attributable to higher reinsurance recoveries as a proportion of gross losses as compared to prior year periods. Due to the significant catastrophe losses
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experienced in the first half of the year, Syndicate 1729 has accumulated qualifying losses in excess of the aggregate retention on the umbrella program.
For the second quarter, we recognized adverse prior year development of approximately $400,000 compared to $1.7 million in the comparable period of 2020, driven by higher than expected losses and development on certain large claims, primarily catastrophe-related losses.
CORPORATE SEGMENT

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Net investment income	$16,693	$16,693	—%	$30,761	$36,110	(14.8%)
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	16,680	(18,581)	189.8%	26,654	(15,479)	272.2%
Tax credit partnerships	(4,753)	(6,774)	(29.8%)	(7,939)	(11,438)	(30.6%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	11,927	(25,355)	147.0%	18,715	(26,917)	169.5%
Net realized investment gains (losses)	9,164	16,850	(45.6%)	17,140	(8,698)	297.1%
Other income	351	404	(13.1%)	2,245	1,038	116.3%
Operating expenses	(5,929)	(7,764)	(23.6%)	(12,177)	(12,589)	(3.3%)
Interest expense	(5,176)	(3,714)	39.4%	(8,389)	(7,844)	6.9%
Income tax (expense) benefit	(220)	38,686	(100.6%)	(1,151)	50,732	(102.3%)
Segment results	$26,810	$35,800	(25.1%)	$47,144	$31,832	48.1%

Consolidated effective tax rate	(4.1%)	68.1%		(3.0%)	55.9%

Our Corporate segment’s results includes the investment operations of NORCAL since the date of acquisition. Further, segment results exclude transaction-related costs and the associated income tax benefit related to the NORCAL acquisition, as we do not consider these items in assessing the financial performance of the segment.
We saw a strong performance from our investments in LPs/LLCs in the second quarter, the results of which are typically reported on a one-quarter lag. Accordingly, the favorable result was driven by the market improvement during the first quarter of 2021, whereas the loss in the prior year quarter represents the initial market shock accompanying the onset of COVID-19. The gains from LPs and LLCs were offset by lower net realized investment gains as compared to the prior-year quarter, in which the financial markets improved following the onset of the COVID-19 pandemic. Net investment income was flat, resulting from lower yields on our short-term investments and corporate debt securities in the current low interest rate environment, offset by income earned from investments acquired from NORCAL since the close of the transaction on May 5, 2021.
Operating expenses decreased primarily as a result of a decrease in professional fees and, to a lesser extent, a decrease in compensation-related costs.
Further, our consolidated interest expense increased by approximately $1.5 million in the quarter driven by the addition of interest expense on the Contribution Certificates associated with our acquisition of NORCAL.
For the six months ended June 30, 2021, our consolidated effective tax rate was (3.0%) which resulted in a consolidated income tax benefit of $2.9 million. Our effective tax rate for the 2021 six-month period of (3.0%) was different from the statutory federal income tax rate of 21% primarily due the non-taxable gain on bargain purchase of $74.4 million related to the NORCAL acquisition.
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Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share data)	2021	2020	2021	2020
Net income (loss)	$92,050	$(18,099)	$99,785	$(40,053)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	(10,833)	(19,985)	(19,682)	8,688
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	1,275	2,075	2,065	(423)
Transaction-related costs (2)	20,282	—	21,208	—
Guaranty fund assessments (recoupments)	130	29	133	27
Gain on bargain purchase (3)	(74,408)	—	(74,408)	—
Pre-tax effect of exclusions	(63,554)	(17,881)	(70,684)	8,292
Tax effect, at 21% (4)	(1,894)	3,539	(413)	(1,826)
After-tax effect of exclusions	(65,448)	(14,342)	(71,097)	6,466
Non-GAAP operating income (loss)	$26,602	$(32,441)	$28,688	$(33,587)
Per diluted common share:
Net income (loss)	$1.70	$(0.34)	$1.85	$(0.74)
Effect of exclusions	(1.21)	(0.26)	(1.32)	0.12
Non-GAAP operating income (loss) per diluted common share	$0.49	$(0.60)	$0.53	$(0.62)
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any realized gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2) Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(3) Gain on bargain purchase associated with our acquisition of NORCAL which is considered unusual, infrequent and non-recurring in nature. As such, we have excluded the gain on bargain purchase from Non-GAAP operating income (loss) as it does not reflect normal operating results.
(4) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Our effective tax rate for the respective periods was applied to these items in calculating net income (loss), excluding the 2021 gain on bargain purchase and net realized investment gains (losses) and related adjustments. Net realized investment gains (losses) in our Corporate segment are discrete items and are tax affected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss).The taxes associated with the net realized investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net realized investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net realized investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The 2021 gain on bargain purchase is non-taxable and therefore had no associated income tax expense. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our June 30, 2021 report on Form 10-Q, which will be timely filed on or before August 9, 2021.
Conference Call Information
ProAssurance management will discuss second quarter 2021 results during a conference call at 10:00 a.m. ET on Friday, August 6, 2021. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145 (international); no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least August 6, 2022 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088 (international), using access code 10158352. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @ProAssurance on Twitter to be notified of the latest financial news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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